Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SCWORX CORP.", FILED IN THIS OFFICE ON THE SIXTH DAY OF OCTOBER, A.D. 2023, AT 1:22 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5692259 8100
SR# 20233678276

Authentication: 204324856
Date: 10-06-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:22 PM 10/06/2023
FILED 01:22 PM 10/06/2023
SR 20233676872 - File Number 5692259

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

SCWorx Corp.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That it is desirable and in the best interest of the Corporation to amend and restate the first two sentences of Article 4th of its Articles of Incorporation to read in their entirety as follows:

FOURTH: The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 50,000,000 shares, consisting of:

(i) 45,000,000 shares of Common Stock, $0.001 par value per share ("Common Stock"); and

(ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share ("Preferred Stock").

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.

Effective at 11:59 p.m., Eastern Standard Time, on October 6, 2023 (the "Effective Time"), every fifteen (15) shares of the Corporation's common stock (the "Old common stock") issued and outstanding immediately prior to the Effective Time will be automatically and without any action on the part of the respective holders

thereof be combined and converted into one (1) share of common stock of the Corporation (the "New common stock") (such combination and conversion, the "Reverse Stock Split").

Notwithstanding the immediately preceding sentence, any fractional share of New common stock resulting from the Reverse Stock Split shall be rounded up to the nearest whole share and issuable to the holders of record of Old common stock in connection with the foregoing reclassification of shares of Old common stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments, as applicable.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 6th day of October, 2023.

Authorized Officer

Timothy Hannibal

Timothy Hannibal, CEO